Exhibit 99.1

GRAND CANYON EDUCATION, INC.
ANNOUNCES STOCK REPURCHASE PROGRAM

Phoenix, AZ, August 16, 2010 – Grand Canyon Education, Inc. (NASDAQ: LOPE) announced today that the Company’s Board of Directors has adopted a program to repurchase from time to time at management’s discretion up to $25.0 million of the Company’s common stock during the period ending September 30, 2011, unless such period is extended or shortened by the Board of Directors. As of August 5, 2010, the Company had 45.8 million shares of common stock outstanding.

The purchases may be made in the open market at prevailing market prices or in privately negotiated transactions in compliance with applicable securities laws and other legal requirements. The level of purchase activity is subject to market conditions and other investment opportunities. The plan does not obligate Grand Canyon Education to acquire any particular amount of common stock and may be suspended or discontinued at any time. The repurchase program will be funded using the Company’s available cash and short-term investments. As of June 30, 2010, the Company had unrestricted cash, cash equivalents and marketable securities of $43.4 million and restricted cash, cash equivalents and investments of $30.7 million.

About Grand Canyon Education, Inc.

Grand Canyon Education, Inc. is a regionally accredited provider of online postsecondary education services focused on offering graduate and undergraduate degree programs in its core disciplines of education, business, and healthcare. In addition to its online programs, it offers programs at its traditional campus in Phoenix, Arizona and onsite at the facilities of employers. Approximately 36,300 students were enrolled as of June 30, 2010. For more information about Grand Canyon Education, Inc., please visit http://www.gcu.edu.